VALHI REPORTS THIRD QUARTER 2010 RESULTS

DALLAS, TEXAS . . November 5, 2010.  Valhi, Inc. (NYSE: VHI) reported net income attributable to Valhi stockholders of $14.4 million, or $.13 per diluted share, in the third quarter of 2010 compared to $8.4 million, or $.07 per diluted share, in the third quarter of 2009.    For the first nine months of 2010, Valhi reported net income attributable to Valhi stockholders of $32.5 million, or $.27 per diluted share, compared to a net loss attributable to Valhi stockholders of $30.6 million, or $.27 per diluted share, in the first nine months of 2009. A significant portion of the net income attributable to Valhi stockholders in the first nine months of 2010 is due to an income tax benefit recognized during the first quarter discussed below.

The Chemicals Segment’s net sales of $376.6 million in the third quarter of 2010 were $66.5 million, or 21%, higher than the third quarter of 2009.   The Chemicals Segment’s net sales of $1,076.4 million for the first nine months of 2010 were $236.2 million, or 28%, higher than the first nine months of 2009.  The Chemicals Segment’s net sales increased in the third quarter and first nine months of 2010 primarily due to higher sales volumes and higher average TiO2 selling prices.   TiO2 sales volumes for the third quarter of 2010 increased 11% to 138,000 metric tons, as compared to the third quarter of 2009, and increased 22% in the nine-month period to 408,000 metric tons.   The Chemicals Segment’s sales volumes for the nine months ended September 30, 2010 are a new record for Kronos for the first nine months of a year.  The increase in sales volume for the third quarter and first nine months is a result of increased demand in all markets.  The Chemicals Segment’s average TiO2 selling prices increased 16% in the third quarter of 2010 versus the prior year period, and increased 7% in the first nine months of the year versus the prior year period, and the Chemicals Segment’s average TiO2 selling prices at the end of the third quarter of 2010 were 16% higher than at the end of 2009, and 10% higher than the second quarter of 2010 continuing the improvement in selling prices that began in the second half of 2009.  Fluctuations in currency exchange rates also impacted the Chemicals Segment’s net sales, decreasing net sales by approximately $22 million for the third quarter and approximately $19 million for the first nine months of 2010 as compared to the same periods in 2009. The table at the end of this press release shows how each of these items impacted net sales.

The Chemicals Segment’s operating income for the third quarter of 2010 was $58.3 million compared to $22.3 million in the third quarter of 2009.  For the year-to-date period the Chemicals Segment’s operating income was $121.3 million compared with an operating loss of $23.2 million for the first nine months of 2009.  The Chemicals Segment’s operating income in both 2010 periods increased due to higher sales volumes, higher TiO2 selling prices and lower manufacturing costs per ton resulting from higher production volumes.  These increases were partially offset by the unfavorable effects of fluctuations in currency exchange rates which decreased operating income by approximately $4 million and $24 million in the third quarter and the year-to-date period, respectively, as compared to the same periods in 2009.  The Chemicals Segment’s TiO2 production volumes were 4% higher in the third quarter of 2010 as compared to the third quarter of 2009, and were 40% higher in the year-to-date period.  The Chemicals Segment’s operating rates were at approximately 70% of capacity for the first nine months of 2009, with operating rates at 58% of capacity for the first half of 2009 and 96% of capacity in the third quarter of 2009, as compared to operating rates at near full capacity for throughout the first nine months of 2010.  Temporary plant curtailments in the first half of 2009 resulted in approximately $80 million of unabsorbed fixed production costs which were charged directly to cost of sales.

The Component Products Segment’s net sales increased by $6.3 million and $15.8 million in the third quarter and first nine months of 2010 over the same periods of 2009 primarily due to increased order rates from its customers resulting from improving economic conditions in North America. The Component Products Segment’s operating income was $3.1 million in the third quarter of 2010 compared to an operating loss of $.1 million in the same period of 2009, and operating income of $7.8 million in the first nine months of 2010 compared to an operating loss of $2.0 million in the same period of 2009.   The increase in operating income in the third quarter and nine month periods of 2010 over the comparable 2009 periods is primarily due to the net effects of (i) higher sales, (ii) improved margin percentage due to the higher sales increasing production capacity utilization and the coverage of fixed manufacturing costs, (iii) lower litigation expense in 2010, and (iv) the negative effects of relative changes in foreign currency exchange rates in 2010. Additionally, the third quarter of 2010 was negatively impacted by a $500,000 write-down related to an asset held for sale.

The Waste Management Segment’s sales declined in the third quarter of 2010 primarily due to the completion of disposal and storage contracts during the first six months of 2010.  The Waste Management Segment’s sales increased in the first nine months of 2010 compared to the same period in 2009, primarily due to revenue associated with an on-going storage contract and the disposal of certain hazardous waste which had previously been stored at Waste Management’s facility.  The Waste Management Segment’s operating loss decreased in the third quarter primarily due to decreased operating costs and in the first nine months of 2010 the operating loss increased primarily due to a contract termination expense of $1.1 million related to an agreement to terminate a disposal contract with a former customer. In January 2009, the Texas Commission on Environmental Quality issued to the Waste Management Segment a final license for the near-surface disposal of Class A, B and C low-level radioactive waste (“LLRW”) at its site in Andrews County, Texas.  The LLRW disposal license was signed in September 2009.  Construction of the LLRW site is expected to commence by the end of 2010, following the completion of some pre-construction licensing and administrative matters, and is expected to be operational in late 2011.

Litigation settlement expense in the first nine months of 2010 of $32.2 million ($.16 per diluted share, net of income taxes and noncontrolling interest) relates to the settlement of certain legal proceedings of NL recognized in the first quarter of 2010. We recognized a litigation settlement gain of $6.3 million ($.03 per diluted share net of income taxes and noncontrolling interest) in the third quarter of 2010 related to the recovery of past legal and environmental related expenses consisting of a $4.0 million cash reimbursement and $2.3 million related to a reduction in our accrued environmental remediation and legal settlement costs resulting from an indemnity agreement.  Litigation settlement gains in 2009 include (i) a first quarter gain of $11.9 million ($.07 per diluted share, net of income taxes) related to amounts we received in recovery of past environmental remediation and is related to legal costs we had previously incurred and (ii) a second quarter gain of $11.1 million ($.05 per share, net of income taxes and noncontrolling interest) related to the second closing associated with the settlement of condemnation proceedings on certain real property NL formerly owned that is subject to environmental remediation.  The $6.3 million gain ($.04 per diluted share, net of income taxes) in the first quarter of 2009 on the sale of a business related to the January 2009 sale of the assets of our research, laboratory and quality control business to The Amalgamated Sugar Company LLC.

Insurance recoveries reflect, in part, amounts we received from certain of our former insurance carriers, and relate principally to the recovery of prior lead pigment and asbestos litigation defense costs incurred by us.  In addition, a substantial portion of the insurance recoveries we recognized in the first nine months of 2010 relates to the litigation settlement in the first quarter referred to above. These insurance recoveries (net of income taxes and noncontrolling interest) aggregated $.09 per diluted share in the first quarter of 2010.

General corporate expenses were lower in both periods of 2010 as compared to 2009 due to lower legal and environmental expenses at NL, lower defined benefit pension and other postretirement benefit expense and lower incentive compensation expense which included certain incentive compensation paid in connection with the sale of our research and development business in the first quarter of 2009.  Interest expense was lower in the third quarter of 2010 primarily due to lower debt balances at the Chemicals Segment partially offset by increased debt balances at the Component Products Segment and Valhi Parent and NL. Interest expense increased in the first nine months of 2010 primarily due to higher average debt balances and higher interest rates on our Chemicals Segment’s European credit facility.

Valhi’s effective income tax rate varies significantly from the U.S. statutory federal income tax rate in all periods of 2009 and 2010.  The Company’s income tax benefit in the first nine months of 2010 includes a $35.2 million ($.21 per diluted share, net of noncontrolling interest) non-cash deferred income tax benefit for our Chemicals Segment related to a European Court ruling that resulted in the favorable resolution of certain income tax issues in Germany and an increase in the amount of our German corporate net operating loss carryforwards in the first quarter of 2010. The Company’s income tax provision in the first nine months of 2010 includes a $5.2 million non-cash charge ($.04 per diluted share), mostly in the third quarter, related to an increase in the Company’s reserves for uncertain tax positions.  The Company’s income tax benefit in 2009 includes a $7.1 million non-cash income tax benefit ($.06 per diluted share, net of noncontrolling interest), mostly in the third quarter, related to a net decrease in the Company’s reserves for uncertain tax positions.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The cyclicality of certain of our businesses (such as Kronos’ TiO2 operations);
•
Customer inventory levels (such as the extent to which Kronos’ customers may, from time to time, accelerate purchases of TiO2 in advance of anticipated price increases or defer purchases of TiO2 in advance of anticipated price decreases);

•	Changes in our raw material and other operating costs (such as energy costs);
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2);

•	Competitive products and prices, including increased completion from low-cost manufacturing sources (such as China);
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Customer and competitor strategies;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	Our ability to protect our intellectual property rights in our technology;
•	The introduction of trade barriers;
•	Restructuring transactions involving us and our affiliates;
•	Potential consolidation or solvency of our competitors;
•	Demand for high performance marine components;
•	The ability of our subsidiaries to pay us dividends (such as Kronos’ suspension of its dividend in 2009 through the third quarter of 2010);
•	Uncertainties associated with new product development;
•	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone, the Canadian dollar and the New Taiwan dollar);
•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions);
•	The timing and amounts of insurance recoveries;
•	Our ability to renew, amend, refinance our debt or establish credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•
The ultimate ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefit of which has been recognized under the more likely than not recognition criteria (such as Kronos’ ability to utilize its German net operating loss carryforwards);

•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation at sites related to our former operations);

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on present and former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products);

•
Our ability to complete, obtain approval of and comply with the conditions of our licenses and permits (such as approval by the Texas Commission on Environmental Quality (“TCEQ”) of license conditions of WCS’s low-level radioactive waste disposal license);

•	The ultimate resolution of pending litigation (such as NL's lead pigment litigation, environmental and other litigation and CompX’s patent litigation);
•	Our ability to comply with covenants contained in our revolving bank credit facilities; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products, furniture components and high performance marine components) and waste management industries.

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VALHI, INC. AND SUBSIDIARIES

CONDENSED SUMMARY OF OPERATIONS

(In millions, except earnings per share)

	Three months ended September 30,		Nine months ended September 30,
	2009	2010	2009	2010
	(unaudited)
Net sales
Chemicals	$310.1	$376.6	$840.2	$1,076.4
Component products	29.4	35.7	87.1	102.9
Waste management	2.1	.9	3.7	6.4

Total net sales	$341.6	$413.2	$931.0	$1,185.7

Operating income (loss)
Chemicals	$22.3	$58.3	$(23.2)	$121.3
Component products	(.1)	3.1	(2.0)	7.8
Waste management	(9.0)	(8.1)	(22.2)	(22.8)

Total operating income (loss)	13.2	53.3	(47.4)	106.3

Equity in loss of investee	(.1)	(.1)	(.8)	(.2)

General corporate items, net:
Securities earnings	7.0	6.6	20.0	19.7
Insurance recoveries	1.4	.3	4.1	18.6
Litigation settlement gains	-	6.3	23.0	6.3
Litigation settlement expense	-	-	-	(32.2)
Gain on sale of business	-	-	6.3	-
General expenses, net	(8.6)	(7.6)	(26.5)	(22.0)
Interest expense	(17.2)	(16.7)	(49.9)	(51.1)

Income (loss) before income taxes	(4.3)	42.1	(71.2)	45.4

Provision for income taxes (benefit)	(13.7)	24.0	(36.6)	5.8

Net income (loss)	9.4	18.1	(34.6)	39.6

Noncontrolling interest in net income (loss) of subsidiaries	1.0	3.7	(4.0)	7.1

Net income (loss) attributable to Valhi Stockholders	$8.4	$14.4	$(30.6)	$32.5

Basic and diluted net income (loss) attributable to Valhi stockholders per share	$.07	$.13	$(.27)	$.27

Basic and diluted weighted average shares Outstanding	114.3	114.3	114.3	114.3

VALHI, INC. AND SUBSIDIARIES

IMPACT OF PERCENTAGE CHANGE IN CHEMICALS NET SALES

	Three months ended September 30, 2010 vs. 2009	Nine months ended September 30, 2010 vs. 2009
	(unaudited)
Percent change in sales:
TiO2 product pricing	16%	7%
TiO2 sales volume	11	22
TiO2 product mix	1	1
Changes in currency exchange rates	(7)	(2)

Total	21%	28%